Exhibit 99.1

RELEASE DATE: August 9, 2007

CONTACT:	Media and Financial Community:
Dennis Halpin
304-234-2421

WHEELING-PITTSBURGH CORPORATION ANNOUNCES

SECOND QUARTER 2007 RESULTS

WHEELING, WV, August 9, 2007 – Wheeling-Pittsburgh Corporation (NASDAQ:WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the quarter ended June 30, 2007.

For the second quarter of 2007, the Company reported an operating loss of $35.4 million and a net loss of $41.6 million, or $(2.71) per basic and diluted share. This compares to operating income of $19.3 million and net income of $9.3 million for second quarter of 2006, or $0.64 per basic and $0.63 per diluted share.

Steel shipments for the second quarter of 2007 totaled 684,592 tons or $682 per ton versus 667,944 tons or $717 per ton for the second quarter of 2006 (excluding non-steel product revenue). Net sales for the second quarter of 2007 totaled $467.0 million as compared to net sales of $493.9 million for the second quarter of 2006. Net sales for the second quarter of 2006 included $15.0 million from the sale of coke to the Company’s joint venture partner. The decrease in net sales versus the year ago quarter was due to a decrease in the average selling price of steel products sold of $35 per ton and a decrease in the sale of coke during the second quarter 2007 due to the deconsolidation of the Mountain State Carbon joint venture effective January 1, 2007, offset by an increase in the volume of steel products sold.

Cost of sales for the second quarter of 2007 totaled $474.3 million as compared to cost of sales of $445.4 million for the second quarter of 2006. Cost of sales for the second quarter of 2007 was reduced by an insurance recovery of $9.5 million related to a prior year claim. Cost of sales for the second quarter of 2006 included the cost of coke sold of $11.5 million and was reduced by an insurance recovery of $0.6 million related to a prior year claim.

Cost of sales of steel products sold during the second quarter of 2007 totaled $483.8 million, or $707 per ton versus $434.5 million or $651 per ton during the second quarter of 2006. The overall increase of $49.3 million resulted principally from a per ton increase of $56 and an increase in the volume of steel products sold. The increase in the per ton cost of steel products resulted principally from unplanned outages as well as changes in the cost of certain raw materials including scrap, pig iron and purchased slabs. The cost of coke during the second quarter of 2007 was lower than the second quarter of 2006.

As a result of our substantial losses to date in 2007 and the use of cash for operating expenses, principally due to higher scrap market prices, changes in vendor contracts and decreased selling prices and volume as well as for capital investments, management anticipates that the Company may require additional liquidity in the foreseeable future. These losses, together with our earnings outlook, make it likely that we will not be able to comply with our financial covenant under the Term Loan agreement, which becomes effective on April 1, 2008. While we have been able to obtain relief from such covenants in the past, at this time we cannot assure that we will be able to improve our results, obtain additional financing or get relief from our Term Loan covenant. In addition, our auditors included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern in an amendment to our Form 10-K, which we filed today as part of our SEC filings related to the proposed merger with Esmark. Furthermore, in connection with this filing, the Company reclassified $286.5 million of long-term debt to a current classification as of June 30, 2007.

James P. Bouchard, Chairman and Chief Executive Officer, said, “Our second quarter results were disappointing. As we have previously indicated, results were impacted by unplanned outages of the Electric Arc Furnace in April, higher than anticipated scrap costs, as well as weaker than expected market conditions. We knew at the time of the proxy contest that Wheeling-Pitt’s cost structure had to be lowered and that this would take time to accomplish. There are several actions which we could take to alleviate the liquidity situation. First and foremost, among these possible actions is the proposed merger with Esmark, which will infuse between $50 million to $200 million of fresh equity into the combined company. We expect to refinance our revolving credit facility in connection with the merger, which should provide substantial additional liquidity. The merger also brings to Wheeling Pitt the cash flow from the Esmark companies. Post merger there is also material improvement of the combined company balance sheet. The merger is proceeding as planned under all of the terms and conditions agreed to by the Boards of Wheeling Pitt and Esmark.”

Management will conduct a live call tomorrow, August 10, 2007 at 1pm ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 800-289-0529 or 913-981-5523. A replay will be available through August 16, 2007 by dialing 888-203-1112 or 719-457-0820, and using the pass code 9105648. The call can also be accessed via the Internet live or as a replay through http://www.investorcalendar.com.]

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Forward-Looking Statements Cautionary Language

This release contains certain projections or other forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities-Exchange Act regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from actual future events or results. These risks and uncertainties include, among others, factors relating to (1) the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness; (2) concerns relating to financial covenants and other restrictions contained in its credit agreements; (3) intense competition, dependence on suppliers of raw materials and cyclical demand for steel products; (4) the risk that the businesses of the Company and Esmark will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (5) the ability of the combined companies to realize the expected benefits from the proposed combination, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such benefits; (6) lower than expected operating results for the Company; (7) the risk of unexpected consequences resulting from the combination of the Company and Esmark; and (8) certain other risks identified in section “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition, any forward-looking statements represent Wheeling-Pittsburgh

Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the company specifically disclaims any obligation to do so.

In connection with the proposed business combination of Wheeling-Pittsburgh Corporation (“Wheeling-Pitt”) and Esmark Incorporated (“Esmark”), Clayton Acquisition Corporation (“New Esmark”) has filed with the SEC a registration statement on Form S-4 and related preliminary proxy statement with the SEC. Stockholders of Wheeling-Pitt and Esmark are urged to read the registration statement, proxy statement/prospectus and any other relevant documents, including the definitive proxy statement/prospectus, filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information, including information on the proposed transaction as well as participants and their interests in the Company and Esmark. Stockholders will be able to obtain a free copy of the registration statement and related proxy statement/prospectus, as well as other filings containing information about Wheeling-Pitt and Esmark, at the SEC’s website at http://www.sec.gov. New Esmark, Wheeling-Pitt, Esmark and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Wheeling-Pitt in connection with the proposed business combination transaction. Information regarding the participants in the proxy solicitation and their respective interests may be obtained by reading the registration statement and related preliminary proxy statement. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Wheeling-Pittsburgh:

Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company manufactures and sells hot rolled, cold rolled, galvanized, pre-painted and tin mill sheet products. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.

The Company’s condensed consolidated statements of operations and condensed consolidated balance sheets are attached.

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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Net sales, including sales to affiliates of $62,346, $88,390, $121,831 and $183,246	$466,977	$493,925	$864,698	$930,903

Cost and expenses:
Cost of sales, including cost of sales to affiliates of $66,236, $83,703, $130,636 and $176,385	474,284	445,384	890,556	853,502
Depreciation and amortization expense	9,260	8,830	18,816	17,137
Selling, general and administrative expense	18,867	20,425	43,651	41,075

Total cost and expenses	502,411	474,639	953,023	911,714

Operating (loss) income	(35,434)	19,286	(88,325)	19,189
Interest expense and other financing costs	(10,160)	(7,024)	(19,692)	(13,175)
Other income	4,005	3,838	6,532	6,654

(Loss) income before income taxes and minority interest	(41,589)	16,100	(101,485)	12,668
Income tax provision	—	5,233	—	5,233

(Loss) income before minority interest	(41,589)	10,867	(101,485)	7,435
Minority interest	—	(1,538)	—	(216)

Net (loss) income	$(41,589)	$9,329	$(101,485)	$7,219

(Loss) earnings per share:
Basic	$(2.71)	$0.64	$(6.63)	$0.50
Diluted	$(2.71)	$0.63	$(6.63)	$0.49

Weighted average shares (in thousands):
Basic	15,333	14,530	15,310	14,523
Diluted	15,333	14,829	15,310	14,734

Shipments - tons	684,592	667,944	1,288,485	1,288,612
Production - tons	609,024	675,649	1,173,305	1,337,060

Note:

The condensed consolidated statements of operations for the quarter and six months ended June 30, 2007, the condensed consolidated statement of cash flows for the six months ended June 30, 2007 and the condensed consolidated balance sheet at June 30, 2007 do not include Mountain State Carbon, LLC

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$8,098	$21,842
Accounts receivables, less allowance for doubtful accounts of $3,104 and $2,882	217,861	138,513
Inventories	225,394	212,221
Prepaid expenses and other current assets	22,581	27,911

Total current assets	473,934	400,487
Investment in and advances to affiliated companies	130,676	53,585
Property, plant and equipment, less accumulated depreciation of $118,008 and $114,813	447,759	626,210
Deferred income tax benefits	25,224	30,537
Restricted cash	—	2,163
Other intangible assets, less accumulated amortization of $2,155 and $2,136	236	255
Other assets	7,613	9,308

Total assets	$1,085,442	$1,122,545

Liabilities
Current liabilities:
Accounts payable, including book overdrafts of $9,836 and $13,842	$199,572	$99,536
Short-term debt	150,700	110,000
Payroll and employee benefits payable	40,061	34,766
Accrued income and other taxes	9,039	10,333
Deferred income taxes payable	25,224	30,537
Accrued interest and other current liabilities	26,031	10,257
Convertible debt, net of discount of $7,624	65,376	—
Long-term debt due in one year	226,196	32,119

Total current liabilities	742,199	327,548
Long-term debt	13,356	254,961
Employee benefits	123,400	121,953
Other liabilities	12,523	25,600

Total liabilities	891,478	730,062

Minority interest in consolidated subsidiary	—	106,290

Stockholders’ equity
Preferred stock - $.001 par value; 20,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - $.01 par value; 80,000,000 shares authorized; 15,342,149 and 15,274,796 issued; 15,335,483 and 15,268,130 shares outstanding	153	153
Additional paid-in capital	301,025	289,903
Accumulated deficit	(105,644)	(4,159)
Treasury stock, 6,666 shares, at cost	(100)	(100)
Accumulated other comprehensive (loss) income	(1,470)	396

Total stockholders’ equity	193,964	286,193

Total liabilities and stockholders’ equity	$1,085,442	$1,122,545